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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                  SYNTEL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87162H103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 87162H103                    13G                     PAGE 2 OF 4 PAGES

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Neerja Sethi

2        Check the Appropriate Box if a Member of a Group              (a) [ ]
         (See Instructions)                                            (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

         United States of America

Number of         5        Sole Voting Power

Shares                     10,461,908

                  6        Shared Voting Power
Beneficially
                           -0-
Owned by
                  7        Sole Dispositive Power
Each
                           10,461,908

Reporting         8        Shared Dispositive Power

Person With                -0-

9        Aggregate Amount Beneficially Owned by Each Reporting Person

         10,461,908

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


11       Percent of Class Represented by Amount in Row (9)

         26.8%

12       Type of Reporting Person (See Instructions)

         IN




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Item 1(a).        Name of Issuer:

                  Syntel, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  525 East Big Beaver Road, Suite 300
                  Troy, Michigan 48083

Item 2(a).        Name of Person Filing:

                  Neerja Sethi

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  525 East Big Beaver Road, Suite 300
                  Troy, Michigan 48083

Item 2(c).        Citizenship:

                  United States of America

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  87162H103

Item 3.           Not Applicable.

Item 4.           Ownership.

                  (a)      Amount Beneficially Owned:
                           10,461,908

                  (b)      Percent of Class:
                           26.8%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    10,461,908

                           (ii)     Shared power to vote or to direct the vote:
                                       -0-

                           (iii) Sole power to dispose or to direct the disposition of:
                                    10,461,908

                           (iv) Shared power to dispose or to direct the disposition of:
                                       -0-



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Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

                                                          February 12, 2003
                                                   -----------------------------
                                                                  Date

                                                          /s/ NEERJA SETHI
                                                   -----------------------------
                                                                  Signature

                                                          Neerja Sethi
                                                   -----------------------------
                                                                  Name and Title